Columbia Banking System Announces Increase to Common Share Dividend

TACOMA, Wash., May 15, 2023 – Columbia Banking System, Inc. (“Columbia” Nasdaq: COLB), parent company of Umpqua Bank, today announced its Board of Directors has approved a quarterly cash dividend in the amount of $0.36 per common share, representing a 20% increase to the most recent Columbia dividend declaration, which took place prior to the close of Columbia’s merger with Umpqua on February 28, 2023. The dividend is payable June 15, 2023, to shareholders of record as of May 31, 2023.

“We are pleased to announce an increase in our regular dividend, highlighting the foundational strength of our combined organization following the merger of Columbia and Umpqua,” commented Clint Stein, President & CEO of Columbia. “Looking forward, we expect cost and revenue synergies to enhance our operating fundamentals. Alongside the strength of our diversified balance sheet, this places us in the enviable position of having flexible capital deployment opportunities.”

About Columbia
Columbia (Nasdaq: COLB) is headquartered in Tacoma, Washington and is the parent company of Umpqua Bank, an award-winning western U.S. regional bank based in Lake Oswego, Oregon. In March of 2023, Columbia and Umpqua combined two of the Pacific Northwest's premier financial institutions under the Umpqua Bank brand to create one of the largest banks headquartered in the West and a top-30 U.S. bank. With over $50 billion of assets, Umpqua Bank combines the resources, sophistication and expertise of a national bank with a commitment to deliver personalized service at scale. The bank operates in Arizona, California, Colorado, Idaho, Nevada, Oregon, Utah, and Washington and supports consumers and businesses through a full suite of services, including retail and commercial banking; Small Business Administration lending; institutional and corporate banking; and equipment leasing. Umpqua Bank customers also have access to comprehensive investment and wealth management expertise as well as healthcare and private banking through Columbia Wealth Management and Columbia Trust Company, a subsidiary of Columbia.

Investor Relations Contact:
Jacquelynne “Jacque” Bohlen
ir@umpquabank.com
(503) 727-4100

Note Regarding Forward Looking Statements
This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as "may," "expected," "anticipate," "continue," or other comparable words. In addition, all statements other than statements of historical facts that address activities that Columbia expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of Columbia, particularly its form 10-K for the Fiscal Year ended December 31, 2022, for meaningful cautionary language discussing why actual results may vary materially from those anticipated by management.

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